Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE LAB ANNOUNCES:

•	AMENDMENT TO REVOLVING CREDIT FACILITY
•	FURTHER EXPANSION OF COST REDUCTION INITIATIVES
•	SECOND QUARTER 2020 EARNINGS WEBCAST AT 7:30 A.M. CDT / 2:30 P.M. CEST ON 23 JULY 2020

AMSTERDAM (23 June 2020) - Core Laboratories N.V. (NYSE: "CLB US" and Euronext Amsterdam: "CLB NA") ("Core", "Core Lab", or the "Company") announced today that the Company’s revolving credit facility has been amended effective 22 June 2020 (as amended, the “Credit Facility”). The material terms of the amendment are further described below.  The Company has also provided an update on the expansion of approved cost reduction initiatives in response to current market volatility, operational disruption related to COVID-19, and the oil and gas industry outlook, and confirmed the timing of the second quarter 2020 earnings webcast.

Amended Credit Facility

In response to the economic events associated with COVID-19 and the related downturn in the oil and gas industry activity, Core Lab has successfully negotiated an amendment to the Company’s Credit Facility (the “Amendment”).  The Amendment provides an increase to the maximum leverage ratio (calculated as total net debt divided by trailing twelve months adjusted EBITDA) permitted under the Credit Facility to be equal to (a) 3.00 : 1.00 from the fiscal quarter ending 30 June 2020 through and including the fiscal quarter ending 30 June 2021, (b) 2.75 : 1.00 for the fiscal quarter ending 30 September 2021; and (c) 2.50 : 1.00 for the fiscal quarter ending 31 December 2021 and thereafter.  The maximum leverage ratio permitted under the Credit Facility, prior to the Amendment, was 2.50 : 1.00.  Core Lab’s leverage ratio was 1.93 : 1.00 as of 31 March 2020.  The Amendment also modified the range of variable interest rates that the Credit Facility may bear to be a range from LIBOR plus 1.500% to 2.875% and included the addition of a LIBOR floor of 0.50%.  The Company must also pay a quarterly commitment fee ranging from 0.35% to 0.50% based on unused commitments.  The following graph summarizes the maximum leverage ratio permitted over the relevant period, and the table summarizes the pricing terms described above:

The Amendment also reduced the size of the Credit Facility to an aggregate borrowing commitment of $225 million, which was previously $300 million.  Core believes the Credit Facility provides adequate liquidity and appropriate financial covenants for the near- and mid-term.  Additionally, the amount by which the Company may elect to increase the facility size, subject to the satisfaction of certain conditions, was reduced from $100 million to $50 million. The Credit Facility remains unsecured, and contains customary representations, warranties, terms and conditions for similar type facilities.  The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed on a Current Report on Form 8-K, as Exhibit 10.1.

Company Response to COVID-19 Pandemic and Cost Reduction Initiatives

Current market conditions, operational disruptions for both the Company and its clients associated with COVID-19, and the oil and gas industry outlook continue to be challenging, with a high level of uncertainty.  Global activity levels associated with the exploration, appraisal, development and production of crude oil resources have been adversely impacted.  U.S. land drilling and completion activity have experienced the most significant impact, as the rig count and completion of wells have declined significantly from levels in the first quarter of 2020.  International activity has also been impacted by disruption to Core’s clients’ operations.  While international projects have experienced some delays, activities are expected to resume, as travel restrictions are relaxed and eventually lifted.  Although activities have declined in the second quarter due to the factors discussed above, this decline has been partially offset by the effectiveness of the Company’s cost-cutting initiatives.

On 22 April 2020, the Company announced immediate actions in response to changing market conditions and operational disruptions related to COVID-19.  Cost reduction initiatives amounting to approximately $46,100,000, on an annualized basis, implemented in late March and early April have been expanded to include a second phase of cost reduction measures.  In total, the Company expects to achieve approximately $61,000,000 of cost savings on an annualized basis, and in excess of $15,000,000 on a quarterly basis.  This expanded plan will be substantially implemented by the end of the second quarter of 2020; the full benefits of these expanded cost reduction measures are expected to be realized in future periods and seek to align Core Lab’s operations with reduced activity levels.   As previously announced, annual capital expenditures are expected to be reduced by 50%, or more, as compared to 2019.

Core previously announced a reduction in its quarterly dividend to $0.01 per share beginning with the second quarter of 2020, and excess free cash flow will be focused on debt reduction for the foreseeable future.

The following table summarizes the projected impact to cash flow associated with the actions described above.  Compared to 2019, the forecast for 2020 shows reduced cash outflows totaling $142,600,000.

(in $ millions)	2019	Forecast 2020	Reduced Cash Outflows vs 2019	Annualized Reduced Cash Outflows
Dividend Payout[1]	$97.7	$12.4	$(85.3)	$(95.9)
Capital Expenditures[1]	22.3	11.0	(11.3)	(11.3)
Cost Reduction Initiatives – Phase 1[1]		(34.0)	(34.0)	(46.1)
Cost Reduction Initiatives – Phase 2	—	(12.0)	(12.0)	(14.9)
Reduced Cash Outflows	$120.0	$(22.6)	$(142.6)	$(168.2)

(1) Reduced dividend policy and reduced 2020 capital expenditure plan announced 16 March 2020. Cost reduction initiatives – Phase 1, announced 22 April 2020.

The Company continues to operate as an essential business with timely delivery of products and services to its clients during the COVID-19 global pandemic.  The risks and uncertainties associated with COVID-19 continue to potentially have a material impact to both the Company’s and its clients’ operations.   As such we have expanded the disclosures associated with these risks in the Current Report filed on Form 8-K, as Exhibit 10.1.

2nd Quarter 2020 Earnings Webcast

Core Lab will broadcast its second quarter 2020 conference call over the Internet at 7:30 a.m. CDT / 2:30 p.m. CEST on 23 July 2020.

Larry Bruno, Chairman, CEO and President, Chris Hill, CFO, and Gwen Schreffler, SVP Corporate Development and Investor Relations, will discuss financial and operational results.  An earnings press release will be issued after market close on 22 July and may be accessed through the Company’s website at www.corelab.com.

To participate in the live webcast, simply log on to www.corelab.com at least fifteen minutes prior to the start of the call.  For those who are not available to listen to the live webcast, a Podcast will be available immediately following the conference call and a replay will be available on Core’s website shortly after the call which will remain on the site for 10 days.

To listen to the conference call via telephone, please contact Lena Brennan at lena.brennan@corelab.com for the dial-in number.

Core Laboratories N.V. is a leading provider of proprietary and patented reservoir description and production enhancement services and products used to optimize petroleum reservoir performance.  The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release, as well as other statements we make, includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law.  The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the U.S. Securities and Exchange Commission.  These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements.  Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company.  Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.  The Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com. Connect with Core Lab on Facebook, LinkedIn and YouTube.

For more information, contact:

Gwen Schreffler - SVP Corporate Development and Investor Relations, +1 713 328 6210

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